Exhibit 10.21

Lone Moose Adventures, Inc.

1438 East 8850 South

Sandy, Utah 84093

Attention:	Christopher B. Glover, President

Re:

Compensation Agreement (the “Agreement”) respecting the introduction by Jenson Services, Inc., a Utah corporation (“Jenson Services”), of the reorganization proposal (the “Reorganization”) of Southwest Casino and Hotel Corp., a Minnesota corporation (“Southwest”), to Lone Moose Adventures, Inc., a Nevada corporation (“Lone Moose”)

Dear Mr. Glover:

In consideration of the introduction to Lone Moose of the Southwest Reorganization that is outlined in the Agreement and Plan of Reorganization (the “Merger Agreement”) between these parties and a to be formed Minnesota wholly-owned subsidiary of Lone Moose that will merge with and into Southwest with Southwest being the Surviving Corporation (as defined in the Merger Agreement), and subject to the Closing (as defined in the Merger Agreement) of such Reorganization, the parties hereto do hereby agree as follows:

Introduction.  Jenson Services agreed to and has introduced Lone Moose to the Southwest Reorganization, with the understanding that Jenson Services would be compensated for this introduction.  Lone Moose acknowledges that all services required to have been provided to Lone Moose by Jenson Services under this Agreement have been provided by Jenson Services, without qualification.

Compensation.  Lone Moose agrees, subject to the Closing of the Reorganization only, to pay Jenson Services in full for its introduction services hereunder, and Jenson Services agrees to accept as full consideration of its introduction services hereunder, 96,380 pre-dividend shares of common stock of Lone Moose that are “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission or approximately 719,685 post-dividend shares of common stock of Lone Moose that are “restricted securities,” following the planned 7.4672 dividend declared by Lone Moose on July 2, 2004, that is to take effect on July 13, 2004 (the “Compensation Shares”).  The only condition to the issuance of these shares to Jenson Services as fully paid shares by Lone Moose shall be the Closing of the Reorganization.

Piggyback Registration Rights.  Jenson Services shall have Piggyback Registration Rights (as defined in the Registration Rights Agreement attached hereto as Exhibit

A and incorporated herein by reference) with respect to the Compensation Shares, at no cost to it or its successors or assigns.

Lock-Up/Leak-Out Agreement.  The resale of the Compensation Shares shall be subject to the terms and provisions of the Lock-Up/Leak-Out Agreement that is attached hereto as Exhibit B, and Jenson Services shall execute and deliver the Lock-Up/Leak-Out Agreement as a condition to receipt of the Compensation Shares.

Covenant as to Transferees.  As a condition to any intended sale, transfer or assignment of the Compensation Shares, Jenson Services covenants and agrees to require any and every subsequent intended transferee of the Compensation Shares to execute both a subscription agreement or similar agreement that includes, without limitation, representations as to such intended transferee’s investment intent and that the transferee meets the definition of “accredited investor” as defined in Regulation D of the Securities and Exchange Commission. Jenson Services acknowledges and agrees that satisfying such requirements is important to maintain the availability of exemptions from applicable securities laws and as such is a fundamental condition and covenant of Jenson Services.

“Accredited Investor” and Access to Information.  Jenson Services represents and warrants that it is an “accredited investor” as that term is defined in Regulation D of the Securities and Exchange Commission, and that prior to the execution and delivery of this Agreement, that it had access to all reports and/or registration statements filed with the Securities and Exchange Commission by Lone Moose during the past 12 months and earlier.

Further Assurances.  In case at any time after the execution and delivery of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party.

Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to Lone Moose:	Lone Moose Adventures, Inc.
1438 East 8850 South
Sandy, Utah 84093
Facsimile No.: 801-942-7753

with copies to:	Leonard W. Burningham, Esq.
455 East 500 South #205
Salt Lake City, Utah 84111
Facsimile No.: 801-355-7126

If to Jenson Services:	Jenson Services, Inc.
4685 South Highland Drive, Suite 202
Salt Lake City, Utah 84117
Facsimile No.: 801-278-9290

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon proof of receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

Entire Agreement.  This Agreement (and all exhibits and schedules attached hereto, all other documents delivered in connection herewith) supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person.

No Assignment; Binding Effect.   Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.  This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

Consent to Jurisdiction and Forum Selection.  The parties irrevocably agree that any legal action or proceeding with respect to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in either the Utah courts or the United States District Courts for Utah, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of the parties irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to trial by jury. Upon the Closing of the Reorganization, all references to “Utah” with respect to federal and state courts shall automatically and without further action be changed to “Minnesota.”

Construction.  No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party.  This Agreement shall at all times be construed so as to carry out the purposes stated herein.

Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Attorney’s Fees.  In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred in said action.

Very truly yours,

Jenson Services, Inc.

Dated:	7/16/04	By	/s/ Travis T. Jenson
Travis T. Jenson, Vice President

Lone Moose Adventures, Inc.

Accepted this 29th day of
June, 2004.

By	/s/ Chistopher B. Glover
Christopher B. Glover, President